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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 15, 1999)                   REGISTRATION NO. 333-80215


                                 446,838 Shares



                        WEATHERFORD INTERNATIONAL, INC.


                                  Common Stock

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           This document supplements the prospectus dated June 15, 1999, relating to up to 446,838 shares of our common stock that may be offered and resold by the selling stockholders listed in this prospectus supplement.

           This prospectus supplement is incorporated by reference into the prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "WFT". On October 15, 1999, the last reported sales price for our common stock on the New York Stock Exchange was $33.19 per share.

           The selling stockholders' information in this prospectus supplement replaces and supersedes all information set forth for the selling stockholders under the caption entitled "Selling Stockholders" in the prospectus.


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           INVESTING IN THESE SHARES INVOLVES RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 5 OF THE PROSPECTUS.


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           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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          The date of this prospectus supplement is October 18, 1999.


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                              SELLING STOCKHOLDERS

           This prospectus is part of a registration statement that we filed pursuant to registration rights granted to the selling stockholders under agreements we entered into in connection with the following:

           o the acquisition by our Completion and Oilfield Services Division of substantially all of the assets of ECD/Northwest, Inc.; and

           o the acquisition by our Drilling Products Division of certain of the assets of Texas Pipe Works, Inc.

           Pursuant to the terms of the acquisition agreements, we will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. The agreements also provide that we will indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or will contribute to payments the selling stockholders may be required to make in respect thereof. The selling stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses for any shares that they sell. We expect to withdraw registration of any unsold shares on or shortly after May 27, 2000, when we expect the shares will be eligible for public sale pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.

           The following table sets forth the beneficial ownership of common stock by each selling stockholder as of October 13, 1999, all of which may be sold pursuant to this prospectus:

                  Name of                                       Number of                   Percent of
            Selling Stockholder                              Shares Owned(1)            Outstanding Shares
            -------------------                              ---------------            ------------------
Clearwater Holdings, Inc............................               1,913                         *
Kevin W. Smith......................................              55,843                         *
Todd R. Thomas......................................              32,688                         *
James E. Wilkes.....................................              41,479                         *
Ted M. Wilkes.......................................              27,240                         *
Argosy Investment Partners, L.P.....................               9,707                         *
North Atlantic Venture Fund II LP...................              14,791                         *
ECD/Northwest, Inc.(2)..............................             197,212                         *
Mark Blanks, Jr.....................................              12,415                         *
Patrick D. Dugan....................................               2,550                         *

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*    Less than 1%
(1) Because the selling stockholders may offer all or a portion of the shares pursuant to this prospectus, we cannot estimate the number of shares of our common stock that the selling stockholders will hold upon termination of any sales.
(2) All of the shares beneficially owned by ECD/Northwest, Inc. are currently held in escrow.

           We currently employ Todd R. Thomas and Ted M. Wilkes at annual base salaries of $102,900 and $86,004. Ted M. Wilkes also receives additional monthly payments of $1,000 pursuant to our employment agreement with him. In addition, pursuant to our employee stock option plan, Todd R. Thomas holds an option to purchase 25,000 shares of our common stock and Ted M. Wilkes holds an option to purchase 12,000 shares of our common stock. Within the past three years, none of the selling stockholders has held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted above.

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